Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of this 28th day of April, 2008, at Groveport, Ohio, between Pinnacle Data Systems, Inc., an Ohio corporation (the “Company”), and Nicholas J. Tomashot (the “Associate”), who hereby agree as follows:

BACKGROUND INFORMATION

A. The Company is a publicly traded corporation engaged in the business of providing computer design, production, and repair services to original equipment manufacturers who build computers into their products in industries such as medical equipment, telecommunications, defense and imaging, among others; and

B. The Company and Associate now desire to set forth Associate’s employment arrangement with the Company in this Agreement.

PROVISIONS

NOW, THEREFORE, in consideration of the foregoing Background Information, all of which is agreed to by the Company and Associate, and the promises and covenants set forth below, the Company and Associate voluntarily agree as follows:

§1. Employment. The Company hereby offers the Associate employment, and the Associate hereby accepts such employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

§2. Term of Employment. The term of the Associate’s employment pursuant to this Agreement shall begin as of April 21, 2008, and shall continue until May 1, 2010, or until terminated pursuant to §6 of this Agreement.

§3. Services. The Associate shall act as the Chief Financial Officer, Treasurer and Corporate Secretary of the Company. As such, the Associate shall be responsible for developing and directing the financial plans and policies of the Company; establishing and maintaining generally accepted accounting practices and internal controls; establishing and maintaining relationships with the financial community; providing executive direction over the controller and accounting operations; overseeing operations for treasury, budget and taxes; supporting the Company Board of Directors as Treasurer and Corporate Secretary; and performing such other services as may be reasonably assigned to him from time to time by the President and Chief Executive Officer (“CEO”) to whom he reports. The Associate shall devote his best efforts and full business time, attention, energy, and skill to the Company’s business and to the performance of his duties hereunder.

(a) Other Board Service. In addition to his responsibilities to the Company, Associate may sit on the corporate or advisory boards of other companies with written approval from the CEO, as long as those responsibilities do not interfere or conflict with Associate’s duties and responsibilities to the Company, or the performance thereof. Associate may receive compensation for such services when appropriate, as long as such compensation does not create a conflict of interest for the Associate or the Company.

§4. Compensation. During the term of his employment pursuant to this Agreement, the Associate shall be entitled to receive the following compensation:

(a) Salary. An annual base salary of $180,000 (or any higher amount determined by the Board or the Compensation Committee).

(b) Bonus. An incentive cash bonus based upon factors and formulae deemed appropriate by the Board or the Compensation Committee for each fiscal period ending during the term of employment under this Agreement (quarterly and/or yearly as determined by the Board or Compensation Committee). The bonus factors and formulae for all periods of each fiscal year will be determined by the Board or the Compensation Committee no later than February 28th of that year, or will remain unchanged from the prior quarterly or yearly period of bonus calculation until so determined.

The base salary will be payable in accordance with the Company’s general policies for payment of compensation to salaried personnel. The bonus will be payable after the end of each fiscal period of the Company as soon as practical after the Company’s independent auditors have completed the period end review or audit of the Company’s financial statements for such period.

§5. Fringe Benefits. During the term of employment pursuant to this Agreement, the Associate shall be entitled to the following fringe benefits:

(a) Vacation. Twenty-three days of paid time off each calendar year. All earned vacation must be used or forfeited by February 15 of the year following the year for which it was earned.

(b) Stock Options. Stock options in such quantities and at such exercise prices as shall be established by the Board of Directors or an option committee. The options shall be granted pursuant to and be subject to the terms of the Pinnacle Data Systems, Inc. 2005 Equity Incentive Plan, as amended, or any subsequent plan adopted by the Company.

(c) Disability Payments. If at any time during the term of employment the Associate shall be temporarily or permanently unable to perform his duties hereunder due to a physical or mental condition that prevents Associate from performing his duties hereunder, the Associate shall nonetheless be entitled to receive, for a period not to exceed six (6) months from the date of commencement of such disability, any compensation that the Associate would otherwise be entitled to pursuant to §4(a), above, during the period of such disability, subject to the limitations below. Provided, however, that Associate’s disability be documented by a competent licensed physician selected to examine the Associate at the request of the disinterested Board of Directors, which examination expense shall be borne by the Company. In the event said disability shall continue for a period greater than six (6) months, the Associate shall no longer be entitled to receive any compensation during the remaining period of such disability. In the event the Associate is entitled during this six (6) month period to payments under any disability policy, the Company’s obligation shall only be to supplement such payments to bring the total amount Associate receives to an amount equal to his base salary pursuant to §4(a).

(d) Executive Development. The Associate is encouraged to attend personal executive development or experiential learning seminars that also benefit the Company during each year of the employment term.

(e) Other Fringe Benefits. The Associate shall be entitled to such other fringe benefits and perquisites as may be provided generally for the Company’s executive management pursuant to policies established or changed from time to time by the Board.

§6. Termination of Employment. Notwithstanding and in lieu of any termination, severance, income continuation, or similar policies of the Company, the Associate’s employment under this Agreement may be terminated:

(a) Following a Change in Control, by Associate. This Agreement may be terminated by the Associate, within six (6) months after a “Change in Control” of the Company (as defined below); provided that after such Change in Control of the Company, Associate’s base salary or other benefits have been reduced, Associate’s authority or responsibilities have been significantly reduced, or Associates’s primary place of employment is being moved more than 30 miles outside of the Columbus, Ohio I-270 outerbelt. If Associate terminates his employment pursuant to this provision, he shall be entitled to the following: (i) his base salary and fringe benefits for six (6) months following the date of termination; (ii) any bonus earned and/or accrued through the date of termination; and (iii) the immediate vesting of one-hundred percent (100%) of the unvested stock options held by the Associate, with the immediately vesting options becoming exercisable on the date of termination and through a period of at least ninety (90) days following the date of termination.

(b) By Company, For Cause. This Agreement may be terminated by the Company immediately upon the occurrence of cause (as defined below) or at any time thereafter. For purposes of this Agreement, “cause” shall mean that at least one of the following behaviors by Associate has significantly increased the Company’s exposure to incurring material damages: dishonesty, conviction of a crime (other than minor traffic offenses), habitual drunkenness, the use of illegal drugs, embezzlement, material conflict of interest, material violation of Company policy, willful insubordination, or neglect of duty. If the Company terminates the Associate’s employment pursuant to this provision, he shall be entitled to receive only his base salary through the date of termination.

(c) By Company, Without Cause. This Agreement may be terminated by the Company without cause at any time. If the Company terminates the Associate’s employment pursuant to this provision, he shall be entitled to receive the following: (i) his base salary and fringe benefits for six (6) months following the date of termination; (ii) any bonus earned and/or accrued through the date of termination; and (iii) the immediate vesting of fifty percent (50%) of the unvested stock options held by the Associate, on a first granted, first vested basis, with the immediately vesting options becoming exercisable on the date of termination and through a period of at least ninety (90) days following the date of termination. If this Agreement is terminated pursuant to this provision within six (6) months after a “Change in Control”, one hundred percent (100%) of the unvested stock options held by the Associate will immediately vest and become exercisable as described in this section §6(c)(iii).

(d) Upon Death or Long-Term Disability of Associate. Upon the death of Associate or if the Associate is unable to perform his duties hereunder due to a long-term disability. If this Agreement is terminated due to the death of Associate, then Associate’s estate shall be entitled to the following: (i) his base salary to the date of termination and (ii) any bonus earned and/or accrued through the date of termination. If this Agreement is terminated due to the long-term disability of Associate, then Associate shall be entitled to (iii) any amounts due to him under a long-term disability policy of the Company; (iv) any compensation due to him pursuant to §5(c); (v) any bonus earned and/or accrued through the date of termination; and (vi) the immediate vesting of fifty percent (50%) of the unvested stock options held by the Associate, on a first granted, first vested basis, with the immediately vesting options becoming exercisable on the date of termination and through a period of at least ninety (90) days following the date of termination. For purposes of this Agreement, the term “long-term disability” shall have the same meaning as long-term disability or other similar term used in any long-term or permanent disability policy provided by the Company and covering the Associate. In the event that there is no long-term or permanent disability policy in effect covering the Associate, the term “long-term disability” shall mean that because of physical or mental incapacity, the Associate has not performed his duties under this Agreement for six months or longer. In any event, termination due to long-term disability will not occur until at least one year from the date of commencement of such disability.

(e) By Voluntary Associate Resignation. This Agreement may be terminated by the Associate at any time, upon giving not less than thirty (30) days advance written notice prior to the date of termination. If the Associate resigns pursuant to this provision, he shall be entitled to receive the following: (i) his base salary and fringe benefits through the date of termination; (ii) any bonus earned and/or accrued through the date of termination; and (iii) the retention of the right to exercise any vested stock options in accordance with the plan under which the options were issued. If Associate resigns without giving at least thirty (30) days notice, he shall not be entitled to any portion of the bonus described in item (ii), above.

(f) Change in Control Defined. For purposes of this Agreement, a Change in Control shall be deemed to occur:

(i) When any “person” as defined in §3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in §13(d) and 14(d) thereof, including a “group” as defined in §13(d) of the Exchange Act, but excluding the Company and any subsidiary and any Associate benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) When, during any period of 24 consecutive months during the existence of this Agreement, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph; or

(iii) Upon the occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, by merger, or otherwise.

§7. Noncompetition; Nonsolicitation; Nondisclosure; Ownership of Developments. In consideration of the substantial base salary and other benefits provided to the Associate, the Company and the Associate agree as follows:

(a) During the term of the Associate’s employment by the Company, pursuant to this Agreement or otherwise, and for a period of six (6) months immediately after termination of such employment, the Associate shall not:

(i) Engage in or participate in any business that directly competes with the business of the Company within the United States and within any other country in which the Company has engaged in business during the term of the Associate’s employment by the Company; or

(ii) Sell or perform the same or similar services or products as then provided by the Company to, or solicit, any of the Company’s present customers or accounts or persons or businesses which were customers or accounts within three years preceding the Associate’s termination of employment with the Company; or

(iii) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity which directly competes with the Company; or

(iv) Otherwise enter into or engage in any business which directly competes with the business carried on by the Company; or

(b) During the term of the Associate’s employment by the Company, pursuant to this Agreement or otherwise, and for a period of one (1) year immediately after termination of such employment, the Associate shall not:

(i) Solicit any of the Company’s associates to leave the employ of the Company; or

(ii) Seek to employ any of the Company’s associates (other than on behalf of the Company).

(c) The Associate shall not at any time, either during the term of his employment with the Company or after the termination of such employment for whatever reason:

(i) Disclose to anyone (except to the extent necessary as a benefit to the Company in the performance of his duties) any trade secrets or confidential information (as defined below).

(d) All inventions, discoveries, concepts, improvements, formulas, processes, devices, methods, innovations, designs, ideas, and product developments (collectively, the “Developments”) developed or conceived by the Associate, solely or jointly with others, whether or not patentable or copyrightable, at any time during the term of his employment with the Company or within one year after the termination of such employment for any reason, whether or not during normal working hours, and which relate in any way to the actual or planned business activities of the Company shall be considered to be developed or conceived by the Associate on behalf of the Company within the scope of his employment, and all of the Associate’s right, title, and interest therein shall be the exclusive property of the Company. The Associate hereby assigns, transfers, and conveys to the Company all of his right, title, and interest in and to any and all such Developments. Associate shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon the request of the Company, the Associate shall execute and deliver to the Company any and all instruments, documents, and papers, give evidence, and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, any and all patents, trademark registrations, or copyrights under United States or foreign law with respect to any such Developments or to obtain any validation, reissuance, continuance, or renewal of any such patent, trademark, or copyright. The Company will be responsible for the preparation of any such instruments, documents, and papers and for the prosecution of any such proceedings and will reimburse the Associate for all reasonable expenses the Associate incurs upon authorization of the Board.

(e) The Associate understands that this section is an essential element of this Agreement and that the Company would not have entered into this Agreement without this section being included in it. The Associate has consulted with his legal counsel and has been fully advised concerning the reasonableness and propriety of this section in the specific context of the operations and business of the Company, and the Associate acknowledges that this section is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this section, Associate specifically acknowledges and agrees that the Company’s remedy at law will be inadequate, that the Company, its business, and business relationships will suffer irreparable injury and, therefore, that the Company shall be entitled to injunctive relief upon such breach in addition to any other remedy to which it may be entitled, either at law or in equity, without the necessity of proof of actual damage.

(f) As used in this Agreement, the terms “trade secrets” and “confidential information” shall mean any information which is not generally known to the public, and include without limitation any information relating to the Company’s business operations and structure, sales methods, practices and techniques, technical know-how, Developments, advertising, marketing methods and practices, and the Company’s relationships with suppliers, associates, or other persons or entities doing business with the Company.

(g) For purposes of this Agreement, “directly” shall mean and include participation for the Associate’s own account or as an owner, shareholder, member, partner, director, officer, Associate, creditor, or agent of any other person or organization or through the Associate’s spouse or other family relation, but shall not include a passive investment of not more than two percent of the outstanding stock of a company whose shares are then being regularly traded in open-market brokerage transactions (either on a stock exchange or over-the-counter).

(h) In the event that a court of competent jurisdiction finally determines that any provision of this section is unenforceable, the Company and the Associate agree that such court shall have jurisdiction to reform this Agreement and such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination.

§8. General. This document contains the entire Agreement between the parties and supersedes any prior discussions, negotiations, representations, or agreements between them relating to the employment of the Associate. No additions or other changes to this Agreement shall be made or be binding on either party unless made in writing and signed by each party to this Agreement. Any notice or other communication required or desired to be given to any party under this Agreement shall be in writing and shall be deemed given when either delivered personally to that party or deposited in the United States mail, first-class postage prepaid, addressed to that party at the address set forth below its or his name below. Any party may change the address to which notices and other communications are to be given by giving the other parties notice of such change. All questions concerning the validity, intention, or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance hereunder shall be construed and resolved under the laws of Ohio. If and to the extent that any court of competent jurisdiction determines that it is impossible or violative of any legal prohibition to construe any provision of this Agreement consistently with any law, legal prohibition, or public policy and consequently holds that provision to be invalid or prohibited, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect. No failure by any party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this Agreement affect, or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Agreement. The captions of the various sections of this Agreement are not part of the context of this Agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this Agreement. This Agreement shall be personal to the Associate and no rights or obligations of the Associate under this Agreement may be assigned by him.

PINNACLE DATA SYSTEMS, INC.

/s/ Nicholas J. Tomashot	By:	/s/ Michael R. Sayre
Nicholas J. Tomashot		Michael R. Sayre, President and CEO

Address:	5820H Teakwood Lane N.	Address:	6600 Port Road, Suite 100
	Plymouth, MN 55442		Groveport, OH 43125